UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

EQT CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On June 20, 2019, EQT Corporation sent the following communication to its employees:

We’ve received a number of questions from employees about the proxy and voting materials they are receiving, and how to vote EQT shares invested in the Employee Savings Plan (401(K) Plan) and/or in individual Fidelity brokerage accounts (EQT shares acquired through the Employee Stock Purchase Plan, EQT shares that you bought and/or EQT shares acquired through the EQT long-term incentive plan).  The attached “Employee Voting Tips” document describes how to vote your EQT shares held in the 401(k) plan and your individual Fidelity brokerage account in connection with the upcoming Annual Meeting of Shareholders on July 10th.   Please note that the deadline for voting shares held in the 401(k) Plan is June 30, 2019.

Here are some key points to be aware of during this contested director election:

•                  EQT is represented by the GOLD universal proxy card and voting instruction form.  To support EQT, you should vote using only the GOLD universal proxy card.  The Toby Rice Group is represented by the white proxy card.  You will receive mailings from EQT and the Toby Rice Group.  If you accidentally return the white proxy card, don’t worry.  Simply vote online or complete, sign and return your GOLD universal proxy card.  Only your last vote for a particular account will be counted.  To be sure that you do not inadvertently vote using the Toby Rice Group’s proxy card, we recommend that you simply discard any white proxy cards that you receive and delete any e-mails you may receive referencing the white proxy card.

Both sides may provide supplemental information to the original proxy information sent to shareholders.  With each new mailing that you receive from EQT or the Toby Rice Group, you will receive another proxy card with voting instructions.  This will result in you receiving numerous GOLD and white proxy cards for each account that holds your EQT shares.  Many of the mailings may look similar, but you can distinguish the cards because each one will have “GOLD” or “white” clearly printed on it, and it will also clearly say whether it is being solicited on behalf of EQT or the Toby Rice Group.  If you own shares through a 401(K) Plan or Fidelity account, you can also determine the number of shares you are voting with a particular card by locating the number printed under the box containing the unique control number.  While it does not hurt to vote the same account multiple times using the GOLD universal proxy cards or voting instruction forms that you receive, it is not necessary.  You can also save yourself time by making a copy or taking a picture on your phone of the cards that you voted and comparing them to proxy cards that you will receive in future mailings.  Once you have voted your shares in a particular account, you need not vote that account again.

•                  You may have received a call from our proxy solicitor (Innisfree M&A Incorporated), reminding you about the annual meeting and requesting your support.  We expect that the Toby Rice Group’s proxy solicitor (D.F. King) is also conducting a phone campaign.  Because there is no way for either proxy solicitor to determine how you cast your last vote, you may receive multiple calls.

•                  You are not required to speak with either the EQT or Toby Rice Group proxy solicitor in order to vote your EQT shares.

•                  If you do get a call, and you want to engage with the proxy solicitor, you should ask them if they are representing the GOLD universal proxy card or the white proxy card.

•                  You will not be able to vote your shares during the conversation with the solicitor; however, Innisfree should be able to assist you with any questions you may have about how to vote your shares using the GOLD universal proxy card.

•                  If you would prefer to not be contacted by our solicitor, please let Innisfree know to remove you from the EQT call list going forward.  (While you may also request D.F. King to take you off the Toby Rice Group call list, we do not have any control over whether they will do so.)

We hope that this email, the attached “Employee Voting Tips” document, and Rob McNally’s email last week clear up any confusion and answer any questions that you have about voting in this contested proxy solicitation.

If you have any additional questions, please contact Innisfree toll-free at 1-877-687-1866 (from the U.S. and Canada) or at (412) 232-3651 from other locations.

Important Information

EQT Corporation (the Company) filed a definitive proxy statement and associated GOLD universal proxy card with the Securities and Exchange Commission (the SEC) on May 22, 2019 in connection with the solicitation of proxies for the Company’s 2019 Annual Meeting of Shareholders (the 2019 Annual Meeting). Details concerning the nominees for election to the Company’s Board of Directors at the 2019 Annual Meeting are included in the definitive proxy statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO, IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders can obtain a copy of the relevant documents filed by the Company with the SEC, including the definitive proxy statement, free of charge by visiting the SEC’s website, www.sec.gov. Investors and shareholders can also obtain, without charge, a copy of the definitive proxy statement, when available, and other relevant filed documents by directing a request to Blake McLean, Senior Vice President, Investor Relations and Strategy of EQT Corporation, at BMcLean@eqt.com, by calling the Company’s proxy solicitor, Innisfree M&A Incorporated, toll-free, at 877-687-1866, or from the Company’s website at https://ir.eqt.com/sec-filings.